Exhibit 10.1

May 28, 2008

Dear Dan:

As a result of our recent discussions, the terms and conditions of your employment with Secure Computing Corporation (the “Company”) will be amended as described below. Otherwise, your current terms and conditions of employment will remain in full force and effect.

1. Commencing April 22, 2008, you will receive an additional bonus of $10,000, less required deductions, each month, on or before the last day of the month. The April payment shall be prorated from April 22, 2008. These bonus payments shall cease as of: (a) the date on which you are announced as the new CEO of the Company; or (b) six (6) months after the date on which the Company announces someone else as its new CEO. The final bonus payment due under this paragraph shall be prorated based upon the date (a) or (b) occurs. Should you be announced as the new CEO, the Company will act promptly to implement a CEO compensation package for you to replace your existing terms and conditions of employment that will be effective on the date on which you are announced as the new CEO of the Company.

2. The vesting of your restricted stock will continue for fifteen (15) months following the date your employment with the Company is terminated, and in the event of a Change In Control, as defined in the Company’s Change In Control Severance Plan (the “Plan”), during this fifteen (15) month period, you will be entitled to Accelerated Vesting as defined in the Plan.

3. Your severance entitlement under your offer letter dated July 31, 2007 shall be increased to fifteen (15) months of pay at your base rate. In the event you are not announced as the new CEO, your receipt of severance will be conditioned on the requirement that you remain employed by the Company for four (4) months following the date on which a new CEO is announced, to ensure a smooth transition, unless the Company releases you prior to the conclusion of the four (4) month period. Notwithstanding the term of any other agreement or policy, you shall be entitled to the foregoing severance payable in a lump sum within ten days after the date your employment with the Company terminates as long as your employment with the Company is terminated (by you or the Company) within six (6) months following the date on which Company announces a new CEO. Your receipt of severance shall be conditioned upon execution of a mutually agreeable Separation and Release Agreement consistent with Attachment A, and the amount of the severance will be offset by the amount of any other severance or similar separation payment from the Company, including, but not limited to, Severance Pay under the Plan.

4. Your medical, dental and vision benefits will continue following the termination of your employment provided that you elect coverage pursuant to COBRA. The Company will pay the cost of such COBRA coverage for fifteen (15) months or until you obtain other comparable coverage, whichever occurs sooner.

Please sign below to confirm your agreement with the foregoing and return a copy to me as soon as possible. Thanks.

Very truly yours,

Daniel Ryan

Dated:

ATTACHMENT A

Date:

To:	Daniel P. Ryan

From:

Re:	Separation and Release Agreement

This Separation and Release Agreement (“Agreement”) is given to you in connection with the separation of your employment with Secure Computing Corporation (“Secure Computing”).

Background.

Your employment with Secure Computing is ending on                      (the “Termination Date”). You and Secure Computing desire to resolve any and all disputes between us and provide for an amicable separation of employment. Accordingly, with the intent to be legally bound, you and Secure Computing now agree as follows.

Final Pay and Benefits. You will be paid your final, annualized base pay through the Termination Date and for any unused, accrued vacation. Your benefits will be paid through the Termination Date. You will be notified of your rights to continue your medical, dental and life insurance benefits after the Termination Date for the period of time permitted by applicable federal and state law. Please review your stock paperwork to determine the time in which you have from the Termination Date to exercise any vested stock options.

Severance Benefits.

If you sign this Agreement, and do not exercise your rights to revoke or rescind certain of your waivers as described below, Secure Computing will provide you with the following “Severance Benefits.”

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You will receive the severance payment, Secure Computing-paid benefits, and continued vesting of your stock as more fully described in paragraphs 2, 3, and 4 of the letter to which this Attachment A is attached. Payment of the severance payment will be made on the first regular Secure Computing payday after 18 days have passed from the date on which you sign this Agreement.

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You will also be provided an outplacement program through a vendor of Secure Computing’s choice, in an amount that Secure Computing determines, to assist you in your transition to new employment. You must begin your outplacement program within 60 days after the Termination Date After that date, the outplacement services will no longer be available to you.

Survival of Employment Agreement Terms.

Your post-employment obligations as more fully set forth in your Employment, Confidential Information, and Arbitration Agreement that you signed on August 2, 2007 survive the termination of your employment and remain in full force and effect. These include, without limitation, your obligations with respect to Secure Computing’s “Confidential Information” (Section 2), to return Secure Computing property (Section 4), and your non-solicitation covenants (Section 6).

Waiver of Legal Claims.

In exchange for the “Severance Benefits” (defined above), you fully and finally release any and all “Claims” (defined below) against Secure Computing through the date on which you sign this Agreement. You will not bring any lawsuits against Secure Computing except if necessary to enforce the provisions of this Agreement. The money and other benefits that you will receive as set forth in this Agreement are full and fair payment for the release of your Claims. Secure Computing does not owe you anything in addition to what you will receive in this Agreement. The consideration that you are receiving in this Agreement has a value that is greater than anything to which you are legally entitled.

Definitions. For purposes of the foregoing Waiver of Legal Claims-

(a) “You” means Daniel P. Ryan, and any person who has or obtains legal rights or claims against Secure Computing through you.

(b) “Secure Computing” means Secure Computing Corporation, and all and each of its past and present parent, subsidiary, and affiliated entities; and all and each of the past and present officers, directors, shareholders, insurers, agents, attorneys, successors and assigns of all and each of the foregoing entities.

(c) “Claims” mean all of your rights to any relief of any kind from Secure Computing through the date on which you sign this Agreement, including, but not limited to:

1.	All claims you have now, whether or not you now know about the claims;

2.	All claims for attorneys’ fees;

3.	All claims for alleged discrimination under any federal, state, or local law, including, for example, discrimination claims under the federal Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the St. Paul Civil Rights Ordinance (“SPCRO”), and the Minnesota Human Rights Act (“MHRA”); and rights and claims of age discrimination under the federal Age Discrimination in Employment Act (“ADEA”), MHRA, SPCRO, and Older Workers Benefits Protection Act (“OWBPA”);

4.	All claims arising out of your employment and the termination of your employment, including, for example, any alleged breach of contract, breach of implied contract, promissory estoppel, fraud, misrepresentation, wrongful termination, illegal termination, defamation, invasion of privacy, and infliction of emotional distress;

5.	All claims for any other alleged unlawful employment practices arising out of or relating to your employment and separation from employment; and

6.	All claims for any type of compensation that is not provided in this Agreement.

No Fault. Secure Computing does not admit that it is responsible or legally obligated to you, even though it has paid you to release your Claims.

Vested Benefits. Nothing in this Agreement affects your vested rights in any Secure Computing benefit program in which you participated.

Rights to Counsel, Consider, Revoke and Rescind.

1.	Secure Consulting hereby advises you to consult with an attorney prior to signing this Agreement.

2.	You understand that you may take up to 21 days to consider your waiver of age discrimination rights and claims under the ADEA and OWBPA, beginning the date on which you received this Agreement. You further understand that, if you sign this Agreement, you may revoke your waiver of age discrimination rights and claims under the ADEA and OWBPA within seven days thereafter, and your waiver will not be effective or enforceable until this seven-day period has expired.

3.	You also understand that you have the right to rescind your release of discrimination claims under the MHRA and SPCRO, and each of them, within 15 calendar days after the date on which you sign this Agreement. You understand that if you desire to rescind your release of claims under the MHRA, you must put the rescission in writing and deliver it to Secure Computing in care of the Vice President, Human Resources, by hand or by mail, within 15 calendar days after the date on you sign this Agreement. If you deliver the rescission by mail, it must be:

•	postmarked within 15 calendar days after the date on which you sign this Agreement;

•	addressed to Secure Computing Corporation, c/o Vice President, Human Resources, 2340 Energy Park Drive, St. Paul, MN 55118; and

•	sent by certified mail, return receipt requested.

You understand that if you revoke or rescind your waivers as provided above, this Agreement will be void. Your employment will still end on the Termination Date and you will be paid only your earnings through the Termination Date.

Note, this Agreement does not prohibit you from filing an administrative charge of discrimination with, or cooperating or participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission or other federal or state regulatory or law enforcement agency.

Informed Agreement. You acknowledge that you have read this Agreement carefully and understand all of its terms. In agreeing to sign this Agreement, you also acknowledge that you have not relied on any statements or explanations made by Secure Computing, its agents, or its attorneys other than Secure Computing’s promises in this Agreement.

Complete Agreement. There are no other agreements between you and Secure Computing concerning the matters covered in this Agreement.

Confidentiality. You further agree that you will not discuss or disclose to, other than your immediate family members, legal advisors and financial advisors, the terms of this Agreement. Any breach in this regard could result in a legal claim for damages against you.

On behalf of Secure Computing, I appreciate the contributions you have made to the Company and wish you success in all your future endeavors.

I have read this Agreement. I understand and agree with its terms. I enter into this Agreement voluntarily and knowingly, without coercion or duress. I agree to abide by this Agreement.

Daniel P. Ryan	Date